EXHIBIT 10.7.3

SECOND AMENDMENT

TO

EMPLOYMENT AGREEMENT

THIS SECOND AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”) is made and entered into as of April 25, 2025 (the “Execution Date”), but effective as of February 19, 2025, by and between Hilltop Holdings Inc. (the “Company”), on behalf of itself and all of its subsidiaries (collectively, “Employer”), and Martin B. Winges (“Executive”). Each initially capitalized term used, but not otherwise defined herein, shall have the meanings assigned to it in the Employment Agreement (hereinafter defined).

RECITALS:

WHEREAS, Company and Executive are parties to that certain Employment Agreement, dated as of November 20, 2018 (the “Original Agreement”), as amended and supplemented by that certain First Amendment to Employment Agreement, dated as of March 31, 2022, but effective February 19, 2022 (the “First Amendment,” and together with the Original Agreement, collectively, the “Employment Agreement”); and

WHEREAS, the Company and Executive desire to amend and supplement the Employment Agreement to the extent provided in this Amendment.

AGREEMENT:

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained in this Amendment and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.            Amendments and Supplements to the Employment Agreement.

(a)            Section 4 of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

“4.	Term of Agreement. Unless earlier terminated pursuant to the terms of this Agreement, this Agreement shall become effective and binding immediately upon its execution and shall remain in effect until February 29, 2028 (the “Term Date” and such period until the earlier of the Term Date or termination of this Agreement being referred to as the “Term”). Unless Employer and Executive agree in writing to extend the Term of this Agreement at any time on or before the Term Date, this Agreement shall expire on the Term Date. For purposes of this Agreement, “Effective Date” shall mean February 20, 2019.”

(b)            Section 5(a)(ii) of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

“(ii)	Termination Without Cause. If Employer shall discharge Executive without Cause (other than pursuant to a Change in Control as described in Section 6), then upon such Termination of Employment, this Agreement shall terminate immediately (except for such provisions of this Agreement that expressly survive termination hereof) and Executive shall be entitled to receive the Accrued Amounts. In addition, conditioned upon Executive’s execution and delivery to Employer of a release, in a form provided by Employer, within forty-five (45) days following such Termination of Employment, Executive shall be entitled to receive a cash amount equal to one (1) times the sum of (A) the annual base salary rate of Executive immediately prior to the effective date of such Termination of Employment, and (B) an amount equal to the average of the Incentive Bonuses paid to Executive based upon the performance of Executive for each of the three calendar years immediately preceding the year of the Termination of Employment, payable in a lump-sum payment within sixty (60) days of the effective date of such Termination of Employment.”

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(c)            Section 5(b) of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

“(b)	Termination by Executive. Executive may voluntarily terminate this Agreement at time following its execution or upon Retirement (hereinafter defined). If Executive shall voluntarily terminate his employment for any reason (other than Retirement), this Agreement shall terminate immediately (except for such provisions of this Agreement that expressly survive termination hereof) and Executive shall only be entitled to receive the Accrued Amounts. Notwithstanding the foregoing, if Executive is required by Employer to relocate his primary residence outside of Dallas/Ft. Worth, Texas or their surrounding counties, Executive shall be entitled to voluntarily terminate this Agreement (except for such provisions of this Agreement that expressly survive termination) and receive the applicable benefits set forth in Section 5(a)(ii) of this Agreement. If Executive elects to terminate this Agreement for Retirement, this Agreement shall terminate immediately (except for such provisions of this Agreement that expressly survive termination hereof) and Executive shall only be entitled to receive (Y) the Accrued Amounts, and (Z) a pro rata portion of Executive’s target Incentive Bonus for such period, provided, however, in the case of Executive’s Retirement, vesting of an LTIP Award granted shall be subject to the award agreement for such LTIP Award and conditioned upon Executive’s execution and delivery to Employer of a release, in a form provided by Employer, within forty-five (45) days following such Termination of Employment. For purposes of this Agreement, “Retirement” shall mean Employee’s termination of employment for any reason other than by the Employer for Cause on or after Employee has attained the age of 65.”

(d)            Section 6(a) of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

“(a)	Upon the discharge of Executive by Employer without Cause within the twelve (12) months immediately following, or the six (6) months immediately preceding, a Change in Control, then upon such Termination of Employment, this Agreement shall terminate immediately (except for such provisions of this Agreement that expressly survive termination hereof) and Executive shall be entitled to receive the Accrued Amounts. In addition, conditioned upon Executive’s execution of a release, in a form provided by Employer, within forty-five (45) days following such Termination of Employment, Executive shall be entitled to receive a cash amount equal to two (2) times the sum of (A) the annual base salary rate of Executive immediately prior to the effective date of such Termination of Employment, and (B) an amount equal to the average of the Incentive Bonuses paid to Executive based upon the performance of Executive for each of the three calendar years immediately preceding the year of the Termination of Employment, payable in a lump-sum payment within sixty (60) days of the effective date of such Termination of Employment (or, if later, the effective date of the Change in Control).”

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2.	Miscellaneous.

(a)            Effect of Amendment. Each of the Company and Executive hereby agree and acknowledge that, except as expressly provided in this Amendment, the Employment Agreement remains in full force and effect and has not been modified or amended in any respect, it being the intention of each of the Company and Executive that this Amendment and the Employment Agreement be read, construed and interpreted as one and the same instrument. To the extent that any conflict exists between this Amendment and the Employment Agreement, the terms of this Amendment shall control and govern.

(b)            Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. For purposes of determining whether a party has signed this Amendment or any document contemplated hereby or any amendment or waiver hereof, only a handwritten original signature on a paper document or a facsimile or portable document format (pdf) copy of such a handwritten original signature shall constitute a signature, notwithstanding any law relating to or enabling the creation, execution or delivery of any contract or signature by electronic means.

IN WITNESS WHEREOF, each of the Company and Executive has executed this Amendment as of the day and year first above written.

COMPANY:		EXECUTIVE:

Hilltop Holdings Inc.

By:	/s/ JEREMY B. FORD	/s/ MARTIN B. WINGES
Name:	Jeremy B. Ford	Name: Martin B. Winges
Title:	President & Chief Executive Officer

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